PROSPECTUS SUPPLEMENT NO. 17                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)     Registration Statement No. 333-108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

     This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED APRIL 18, 2005

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.

                                                   COMMON STOCK                            COMMON STOCK TO BE
                                               BENEFICIALLY OWNED AS     COMMON STOCK      BENEFICIALLY OWNED   PERCENTAGE OF
                                                        OF              OFFERED IN THIS        AFTER THIS         ALL COMMON
                    NAME                        APRIL 15, 2005 (1)      PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                    ----                        ------------------      --------------        ------------        ---------
Georgia Healthcare (3)                                  1,257                1,257                --                  --
Georgia Municipal Employees (3)                        12,628               12,628                --                  --
Governing Board Employees Benefit Plan of
    the City of Detroit (3)                               257                  257                --                  --
Raytheon Phoenix (3)                                   12,771               12,771                --                  --
Thrivent Financial For Lutherans                       71,428               71,428                --                  --
                                      TOTAL (4)     6,160,708            6,160,708                --                  --
________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of April 15, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of April 15, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of April 15, 2005, have been converted.

3. We have been advised that Mr. Paul Latronica may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

4. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.


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